Exhibit 12

Statement Regarding Calculation of Ratios of Earnings to Fixed Charges

For purposes of computing the ratio of earnings to fixed charges disclosed in this prospectus, (i) earnings consist of pre-tax income from continuing operations before adjustment for income or loss from equity investee plus fixed charges and distributed income of equity investees less capitalized interest (ii) fixed charges consist of interest expense (including capitalized interest) and amortization of any discount and issuance.